Exhibit 99.1

FOR IMMEDIATE RELEASE

January 4, 2021

Life Storage, Inc. Announces a 3.7% Increase to its Common Stock

Dividend and a Three-for-Two Stock Split

Buffalo, New York, January 4, 2021—The Board of Directors of Life Storage, Inc. (NYSE:LSI), a self-storage real estate investment trust (REIT), announced that its Board of Directors has approved a 3.7% year-over-year increase in the Company’s quarterly common stock dividend.

The board has also approved a three-for-two stock split of the Company’s common stock, which will be made in the form of a 50% stock dividend. Shareholders of record at the close of business on January 15, 2021 will receive one additional share of Life Storage common stock for every two shares owned. These additional shares will be distributed on January 27, 2021. Cash will be distributed in lieu of fractional shares based on the closing price on the record date. The Company has approximately 49.5 million shares outstanding and, after the split, the Company will have approximately 74.3 million shares outstanding. Life Storage’s common stock will begin trading on a split-adjusted basis on January 28, 2021.

On a pre-split basis, the quarterly cash dividend equates to $1.11 per common share or $4.44 annualized. The increase is effective with the quarterly dividend to be paid on January 27, 2021 to shareholders of record on January 15, 2021. The dividend, based on today’s opening share price, equates to an annual yield of 3.7%. The dividend will be paid on pre-split shares.

“As we deliver strong operating results and cash flows, we will continue to reward our shareholders. We are confident in the company and its growth prospects,” commented Joe Saffire, Chief Executive Officer of Life Storage, Inc.

Please visit the Life Storage, Inc. Investor Relations page for additional information regarding the three-for-two stock split: https://invest.lifestorage.com/faq.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 900 storage facilities in 31 states and in the province of Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 500,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Contact:

Life Storage, Inc.

David Dodman

716.229.8284

ddodman@lifestorage.com